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                                                                   Exhibit 10.14

                       SENIOR LOAN AND SECURITY AGREEMENT

     THIS SENIOR LOAN AND SECURITY AGREEMENT is made and dated as of March 31, 2005 (the "Closing Date") and is entered into by and between OMRIX BIOPHARMACEUTICALS, INC., a Delaware corporation ("Borrower"), with its address for purposes of this Agreement at Chauss'ee de Waterloo, 200 B-1640 Rhode St. Genese Belgium., HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation ("Lender"), with its principal place of business located at 525 University Avenue, Suite 700, Palo Alto, CA 94301. In consideration of the mutual agreements contained herein, the parties hereto agree as follows:

                                    RECITALS

     WHEREAS, Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Five Million U.S. DOLLARS ($5,000,000.00) (the "Loan"); and

     WHEREAS, Lender is willing to make the Loan on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Borrower and Lender hereby agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

     1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

          "Account" means any "account," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower's rights to any goods represented by any of the foregoing (including unpaid seller's rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

          "Account Control Agreement(s)" means any agreement entered into by an among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account, Investment Property and which is intended to perfect Lender's security interest in any of the Collateral.

          "Advance" means any funds advanced or loaned by Lender to or for the benefit of Borrower, including the initial Loan and each subsequent Loan made by Lender to or for the benefit of Borrower pursuant hereto.


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          "Advance Date" means the funding date of any Advance.

          "Advance Request" means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

          "Agreement" means this Senior Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

          "Borrower" has the meaning given to it in the preamble to this Agreement.

          "Borrower Products" means all products owned, marketed, distributed, or sold by Borrower, on, before or after the Closing Date, including without limitation products currently approved by the U.S. Food and Drug Administration or other federal, state, or international authorities, products not approved but in clinical trials, and products for which no such approval is necessary.

          "Cash" means all cash, money, currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

          "Chattel Paper" means any "chattel paper," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Closing Date" has the meaning given to it in the preamble to this Agreement.

          "Collateral" has the meaning given to it in Section 3.

          "Commitment Termination Date" means the first to occur of (i) October 1, 2005 or (ii) the occurrence of an Event of Default.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

          "Copyrights" means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country or jurisdiction; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, of any State thereof, or of any other country or jurisdiction; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.

          "Copyright License" means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Default Rate" has the meaning given to it in Section 2.5(c).


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          "Deposit Accounts" means any "deposit accounts," as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Disclosure Schedule" means the disclosure schedule attached hereto as Exhibit C.

          "Documents" means any "documents," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Equipment" means any "equipment," as such term is defined in the UCC, and any and all additions, upgrades, substitutions, and replacements of the foregoing, together with all attachments, components, parts, accessions, and accessories installed thereon or affixed thereto, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Equity Event" means the sale or issuance of Borrower's equity securities after the Closing Date in one or more transactions or series, excluding the Initial Public Offering, except issuance to any of the current shareholders of Borrower in an offering that generates proceeds of no more than Five Million Dollars US$5,000,000).

          "Event of Default" has the meaning given to it in Section 10.

          "Excluded Agreements" means (i) the Warrant Agreement; (ii) any guaranty of the Secured Obligations executed by any Person other than Borrower; and (iv) any other warrant agreement by and between Lender and Borrower.

          "Facility Fee" means one and one quarter percent (1.25%) of the Maximum Loan Amount, which fee is due to Lender on the Closing Date.

          "Financial Statements" has the meaning given to it in Section 7.1.

          "Fixtures" means any "fixtures," as such term is defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

          "General Intangibles" means any "general intangibles," as such term is defined in the UCC, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment; payment intangibles; software; proprietary or confidential information; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Goods" means any "goods," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Guarantor" means each of Omrix Biopharmaceuticals SA, a Belgium corporation, and Omrix Biopharmaceuticals Ltd., an Israeli corporation.

          "Guaranty" means an unconditional guaranty (subject to Existing Liens) in the form attached hereto in Exhibit J, by each Guarantor.


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          "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

          "Initial Public Offering" means the initial firm commitment underwritten public offering of Borrower's common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

          "Instruments" means any "instruments," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Intellectual Property" means all current and future Copyrights; Trademarks; Patents; Licenses; Patent Licenses; source codes developed or otherwise owned by Borrower; trade secrets; inventions (whether or not patented or patentable); technical information, procedures, processes, designs, knowledge, and know-how; data bases; models; drawings; skill, expertise, and experience; websites, world wide Web addresses, domain names, URL's, moral rights, publicity rights, mask works and without derogating from the aforesaid, any other current and future proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trademarks, Copyrights or Licenses; and applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

          "Inventory" means any "inventory," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all Goods and personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower's business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower's account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

          "Investment Property" means any "investment property," as such term is defined in the UCC, and includes any certificated or uncertificated security (including, but not limited to, stock or other interests of any and all subsidiaries and related entities and includes all securities as defined in the United States Securities Laws and Regulations), money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Lender" has the meaning given to it in the preamble to this Agreement.

          "Letter of Credit Rights" means any "letter of credit rights," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

          "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, Hen or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a


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precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

          "Loan" has the meaning given to it in the recitals to this Agreement.

          "Loan Documents" means this Agreement, the Notes, Account Control Agreements, all UCC Financing Statements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, including those documents described on the Schedule of Documents, as the same may from time to time be amended, modified, supplemented or restated; provided, that the term "Loan Documents" shall not include any of the Excluded Agreements.

          "Material Adverse Effect" means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower (taken as a whole) or (ii) the Collateral or Lender's Liens on the Collateral or the priority of such Liens.

          "Maturity Date" means March 31, 2008.

          "Maximum Loan Amount" means Five Million U.S. Dollars ($5,000,000.00).

          "Maximum Rate" shall have the meaning assigned to such term in Section 2.6(a).

          "Merger" means any (i) reorganization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, (ii) sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary's outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity or (iii) sale, lease, license (except for any lease or license in the ordinary course of business) or transfer of all or substantially all of the assets of Borrower (taken as a whole), provided however, that in all cases a Subsidiary may be merged into Borrower, or any entity controlled by Borrower without constituting a "Merger", and further provided that any reorganization or restructuring of the Subsidiaries or assets thereof within the group of companies controlled by the Borrower shall not constitute a "Merger".

          "Notes" means the Promissory Notes prepared by Lender in substantially the form of Exhibit B, which are executed and delivered by Borrower to evidence Advances, as the same may be amended, restated, modified or supplemented from time to time.

          "OFS Business" shall mean the business and all business activities of Borrower related to the proprietary fibrin sealant, and all developments, improvement, modifications, and additions thereto.

          "Patent License" means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

          "Patents" means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other country or jurisdiction, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country or jurisdiction, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or jurisdiction; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.


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          "Payment Date" has the meaning given to it in Section 2.2.

          "Permitted Liens" means any and all of the following: (i) the liens existing as of the date hereof as set forth in Exhibit K attached hereto, on the assets of Borrower or any Subsidiary (the "Existing Liens"), (ii) Liens subordinated to the Liens granted by Borrower to Lender in the Collateral on terms acceptable to Lender, acceptance or approval of which not to be unreasonably withheld, (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that except as prescribed by applicable law, such Liens do not have priority over any of Lender's Liens and Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower's business and imposed without action of such parties; provided, that the payment thereof is not yet required or which are contested in good faith;
(v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) purchase money liens on Equipment which has been or will be acquired or held by Borrower and such Liens are incurred for financing the acquisition of the Equipment, if, the liens are confined to the Equipment and proceeds of the Equipment; and (viii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through
(viii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Preferred Stock" means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower's common stock.

          "Proceeds" means "proceeds," as such term is defined in the UCC and, in any event, shall include (a) any and all Accounts, Chattel Paper, Instruments, Cash, proceeds of letters of credit, Letter of Credit Rights, Supporting Obligations, or other proceeds payable to Borrower from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of Borrower against third parties (i) for past, present or future infringement of any Copyright, Copyright License, Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

          "Receivables" means (i) all of Borrower's Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.


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          "Secured Obligations" means Borrower's obligation to repay to Lender the Loan and all Advances (whether or not evidenced by any Note), together with all principal, interest, fees, costs, professional fees and expenses pursuant to
Section 12.5, or other liabilities or obligations for monetary amounts owed by Borrower to Lender however arising, including the such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral.

          "Securities Intermediary" means any "securities intermediary" as such term is defined in the UCC.

          "Subsidiary" means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, which Borrower owns or controls at least 50% of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

          "Supporting Obligations" means any "supporting obligations," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Trademark License" means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

          "Trademarks" means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks (registered, common law or otherwise), tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers (and all goodwill associated therewith), prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or jurisdiction or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          "UCC" means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term "UCC" shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents, as a defined term (i.e. with initial letter capitalized), shall, unless the context indicates otherwise, have the meanings given to them in the UCC.

          "Warrant Agreement" means the warrant agreement entered into in connection with the Loan, pursuant to which Borrower grants Lender the right to purchase that number of shares of Common Stock of Borrower as more particularly set forth therein.

     1.2 Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a "Section," "subsection," "Exhibit," "Annex," or "Schedule" shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. The terms "herein," "hereof and "hereunder" and other words of similar import refer to this Agreement as a whole, including all Exhibits, Annexes and Schedules, and not to any particular Section, subsection or other subdivision.


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

     1.3 Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation," the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by this Agreement and the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

SECTION 2. THE LOAN

     2.1 From the Closing Date through the Commitment Termination Date, Lender agrees to make Advances to Borrower in an aggregate amount not to exceed the Maximum Loan Amount, for the purposes and upon the terms and subject to the conditions contained in this Agreement, the Notes, and the other Loan Documents. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, Lender's obligation to fund the Loan and make advances shall automatically expire on the Commitment Termination Date.

     2.2 The Loan shall be available in minimum Advances of One Million U.S. Dollars ($1,000,000.00) and shall be drawn only one time per month, and may be drawn down only until October 1, 2005. Borrower shall draw not less than Three Million U.S. Dollars ($3,000,000) by March 31, 2005. Borrower promises to execute and deliver to Lender a Note in the original principal amount of each Advance. The principal balance of each Advance shall bear interest thereon from the Advance Date, precomputed at the rate of eleven and 45/100 percent (11.45%) per annum based upon a year consisting of 365 days, with interest computed daily. Each Advance shall be due and payable in monthly installments of accrued interest only on the first day of each month from the date of such Advance through October 1, 2005 (the "Interest Only Payment Dates"), followed by thirty
(30) equal monthly installments of principal plus accrued interest, beginning October 1, 2005 and continuing through April 1, 2008, on which the final payment (the "Maturity Date Payment") consisting of the entire outstanding principal balance and all accrued interest shall be due and payable. Each such monthly installment, including the Maturity Date Payment, shall be due and payable on the first day of each calendar month (each, a "Payment Date"). If any payment for an Advance shall be payable on a day other than a business day, then such payment shall be due and payable on the next succeeding business day. Each Advance shall be repaid in full, together with all interest accrued thereon, on April 1, 2008 for said Advance, whether or not the Advance is evidenced by a Note. Amounts repaid on any Loan shall not be reborrowed. All of the Advances, Loan, and other Secured Obligations arising under this Agreement, the other Loan Documents or otherwise shall constitute one general obligation of Borrower secured by all of the Collateral.

     2.3 In order to obtain an Advance, Borrower shall complete, sign and deliver an Advance Request to Lender. Each Advance Request shall identify an Advance Date that is at least five (5) business days after the date such Advance Request is received by Lender. Upon receipt of an Advance Request, Lender shall have the right to review whether, each of the conditions precedent to such Advance (set forth in Section 4 herein) has been satisfied as of the requested Advance Date, and if such conditions precedent have been or will be satisfied then Lender shall be obligated to fund such Advance, Lender shall deliver to Borrower for signature a Note dated as of the Advance Date to evidence such Advance. Upon receipt by Lender of such Note duly executed and delivered by Borrower, Lender shall fund the Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date. All the terms, conditions, and covenants of this Agreement shall apply to all Advances whether or not each Advance is evidenced by a Note. Borrower agrees that Lender may rely on any notice or Advance Request given by any Person it reasonably believes to be an authorized representative of Borrower without the necessity of independent investigation.

     2.4 Borrower shall have the option at any time, upon at least seven (7) business days prior written notice, to prepay all or any part of the Loan, Notes or Advances, by paying the relevant principal amount together with all interest accrued and unpaid as of the date of such prepayment plus any expenses due in accordance with Section 12.15 herein; provided that Borrower shall pay a premium equal to 2.5% of the amount of principal only of any prepayment made before the first anniversary of the Closing Date, 1.25% of the amount of principal only of any prepayment made after the first but before the second anniversary of the Closing Date, and 0.5% of amount of principal only of any prepayment made after the second anniversary of the Closing Date.

     2.5

          (a) Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties' intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the "Maximum Rate"). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender's accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

          (b) In the event any payment (including any interest payment) is not paid on the scheduled Payment Date, and the Borrower fails to pay such amount, an amount equal to two percent (2%) of the past due amount, which was not paid on time, shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations (only with respects to amounts still due and unpaid as of such date), including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2 plus five percent (5%) per annum ("Default Rate").

SECTION 3. SECURITY INTEREST

     3.1 As security for the prompt, complete and indefeasible payment when due (whether on the Payment Dates or otherwise) of all the Secured Obligations and in order to induce Lender to make the Loan upon the terms and subject to the conditions of this Agreement, the Notes, and the other Loan Documents, Borrower hereby grants to Lender a security interest in and Lien upon (i) all of Borrower's right, title and interest in, to and under each of the following, whether now owned or hereafter acquired and wherever located (collectively, the "Collateral"), all subject only to Permitted Liens:

          (a) All Receivables;

          (b) All Equipment;

          (c) All Fixtures;

          (d) All General Intangibles (excluding Intellectual Property);

          (e) All Inventory;

          (f) All Investment Property (subject to Section 3.2, below);

          (g) All Deposit Accounts;

          (h) All Cash;

          (i) All Goods and other tangible and intangible personal property of Borrower (excluding Intellectual Property) whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and

          (j) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

     3.2 Notwithstanding Section 3.1 and any other term of the Loan Documents to the contrary, the grant of security interest herein shall not extend to and the term Collateral shall not include (i) more than 65% of the issued and outstanding voting capital stock of any Subsidiary that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof or the District of Columbia if to do so would cause Borrower adverse tax consequences under Internal Revenue Code Section 956 (or any successor statute) or (ii) the Intellectual Property; provided that Collateral shall include all proceeds from the sale, licensing or disposition of all or any part of the forgoing ("IP Proceeds"), and, if a U.S. Bankruptcy Court or other United States or state court having jurisdiction over Borrower in a case filed by or against the Borrower, in which Borrower is a debtor or debtor-in-possession, holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the IP Proceeds, then the Collateral shall automatically, effective as of the Closing Date, include, subject to Permitted Liens, such Intellectual Property, but only to the extent necessary to permit perfection of Lender's security interest in the IP Proceeds.

     3.3 Notwithstanding Section 3.1 and any other term of the Loan Documents to the contrary, the grant of security interest herein and any other term of the Loan Documents shall not limit Borrower's ability and Borrower shall be entitled notwithstanding the Lien granted to the Lender in the Collateral to sell, transfer, or otherwise dispose of, license, lease, or use any of the assets included in the Collateral in the ordinary course of business, and to sell, transfer, or otherwise dispose of, license, lease, or use assets included in the Collateral with a value of up to US$100,000 per annum not in the ordinary course of business, provided Lender retains a security interest in any proceeds therefrom.

     3.4 In addition, and notwithstanding anything contained in the Loan Documents, for as long as there are any Secured Obligations outstanding, in the event that Borrower will wish to sell the title and ownership of the Intellectual Property related to the OFS Business (except to any Subsidiary), it shall first notify the Lender and the Lender shall then notify the Borrower within seven (7) days, whether he agrees or objects to such sale. If the Lender fails to notify Borrower within the aforesaid period, Lender shall be deemed to have agreed to such sale. In the event that Lender agrees to such sale, Borrower shall be entitled to sell such Intellectual Property. In the event that Lender objects to such sale, then Borrower shall be entitled to sell such Intellectual Property, only and subject to the prepayment of all Notes and Advances, but shall not be obligated to pay any of the premium prepayment amounts in accordance with Section 2.4 herein. For the sake of avoidance of doubt, except as otherwise provided in this Section 3.4, Borrower shall be free to act with respect to the Intellectual Property related to the OFS, including but not limited to, granting of licenses to use such Intellectual Property, provided that in all cases under this Section 3.4, Lender retains a security interest in any proceeds arising out of the Intellectual Property.

     3.5 Borrower shall provide, within thirty (30) days after the Closing Date, Account Control Agreement(s), in a form consistent with the terms of this Agreement executed by Borrower and the financial institution that is party to such Account Control Agreement(s). Borrower shall make best commercial efforts to provide, within thirty (30) days after the Closing Date a second priority floating charge in favor of Lender in the assets of Omrix Biopharmaceuticals Ltd., which fall under the definition of Collateral, if applied to Omrix Biopharmaceuticals Ltd. (the "Israeli Assets"), and the terms of Sections 3.1, 3.2, 3.3 and 3.4 will apply mutatis mutandis (e.g., the Intellectual Property of Omrix Biopharmaceuticals Ltd. will be excluded from the Israeli assets, and the right to sell assets in the ordinary course of business shall apply to the assets of Omrix Biopharmaceuticals Ltd. rather than the Borrower' assets), except that with respect to Section 3.3 the sale of the Israeli Assets not in the ordinary course of business shall be allowed up to the a value of US$4,000,000 per annum for fixed assets and up to US$50,000 per annum for all other assets. The floating charge shall be granted on terms consistent with this Agreement and subject to and in accordance with the terms set forth in Discount Bank Ltd.'s consent to the granting of such floating charge, which is set forth in Exhibit L attached hereto, and which requires Discount Bank Ltd.'s prior consent to the exercise by the Lender of the second priority floating charge on the Israeli Assets. Discount Bank Ltd.'s prior consent is also necessary for Lender to exercise its remedies under the Lien on the shares of Omrix Biopharmaceuticals Ltd. and Omrix Biopharmaceuticals S.A. Notwithstanding the foregoing, the floating charge will not apply to and the Collateral will not include any of the Guarantors' assets and rights, which are subject to Existing Liens (e.g., lien granted to MDA and Hapoalim Bank Ltd.), except the lien in favor of Discount Bank Ltd.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

     The obligations of Lender to make the Loan or any Advance hereunder (as applicable) are subject to the satisfaction by Borrower of the following conditions:

     4.1 The Advance Date for any installment requested by Borrower shall occur on or before the Commitment Termination Date. No Advance Requests shall be accepted after the fifth day preceding the Commitment Termination Date.

     4.2 Borrower, on or prior to the Closing Date, shall have delivered to Lender the following:

          (a) executed originals of this Agreement, the Loan Documents, UCC Financing Statements, the Guaranties, and all the other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender, and which are all attached hereto in Exhibit M;

          (b) certified copy of resolutions of Borrower's board of directors evidencing approval of (i) the Loans and other transactions evidenced by the Loan Documents; and (ii) the Warrant Agreement and transactions evidenced thereby;

          (c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

          (d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

          (e) payment of the Facility Fee (due only on the date of the first Advance), the commitment fee of $20,000, and reimbursement of Lender's current expenses reimbursable pursuant to Section 12.15; and

     4.3 On each subsequent Advance Date:

          (a) Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.3, duly executed by Borrower's Chief Executive Officer and Chief Financial Officer, (ii) the duly executed Note evidencing such Advance, and (iii) any other documents Lender may reasonably request.

          (b) The representations and warranties set forth in Section 5 of this Agreement and in Section 9 of the Warrant Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) No Event of Default shall have occurred and be continuing.

          (d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.3 and in Sections
4.5 and, as to the matters set forth in the Advance Request.

     4.4 At the Closing Date and each Advance Date, Borrower shall have taken or caused to be taken such actions requested by Lender to grant Lender the Lien set forth in Section 3.1 above in the Collateral, subject only to Permitted Liens. Such actions shall include the delivery to Lender of all appropriate financing statements, assignments, notices, and control agreements, executed by Borrower, as to the Collateral granted by Borrower for all jurisdictions as may be necessary or desirable to perfect or obtain the priority of Lender's Lien in such Collateral.

     4.5 As of the Closing Date and each Advance Date, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

     Borrower represents and, warrants that as of the Closing Date except as set forth in the Disclosure Schedule:

     5.1 Borrower owns all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens.

     5.2 Borrower has the full power and authority to grant and convey to Lender a Lien in the Collateral as security for the Secured Obligations, free of all other Liens other than Permitted Liens. Except for Permitted Liens, no other Lien has been created by Borrower or is known by Borrower to exist with respect to any Collateral.

     5.3 Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Attached as Exhibit I hereto is a true, correct and complete list of each Subsidiary, and all information set forth on Exhibit I is true, correct and complete.

     5.4 Borrower's execution, delivery and performance of the Notes, this Agreement, all financing statements, and all other Loan Documents, and Borrower's execution of any Warrant Agreement then in effect, (i) have been duly authorized by all necessary corporate action of Borrower, and (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents. The individual or individuals executing the Loan Documents and the Warrant Agreement are duly authorized to do so, and the Loan Documents and the Warrant Agreement constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors.

     5.5 This Loan Documents and the Warrant Agreement do not violate any provisions of Borrower's Certificate of Incorporation, bylaws or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject.

     5.6 The execution, delivery and performance of the Loan Documents and the Warrant Agreement do not require the consent or approval of any other Person, including any regulatory authority or governmental body of the United States or any State thereof or any political subdivision of the United States or any State thereof.

     5.7 No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and Borrower is not aware of any event likely to occur that could reasonably be expected to result in a Material Adverse Effect.

     5.8

          (a) There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any business, property or rights of Borrower (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

          (b) Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default could result in a Material Adverse Effect.

     5.9 Borrower is not in default in any manner under any provision of any indenture or other agreement, contract or instrument evidencing indebtedness, or any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound and for which such default could result in a Material Adverse Effect.

     5.10 No information, report, Advance Request, financial statement, exhibit or schedule attached to any Loan Document or included therein contained, contains any material misstatement of fact or omission, or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

     5.11 Borrower has filed all tax returns that it is required to file, and has paid all taxes as and when due, or reserved for payment of such taxes in accordance with GAAP, where failure to perform the aforesaid could result in a Material Adverse Effect.

     5.12 Borrower's present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit D.

     5.13 Borrower is the sole or joint owner of, or has the right to use, solely or together with others, the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business. Borrower is not in material breach of, nor has Borrower failed to perform under, any agreements pursuant to which Borrower licenses material Intellectual Property. The Intellectual Property constitutes all right used in or necessary in the operation or conduct of Borrower's business as currently conducted by Borrower.

     5.14 Exhibit F contains a complete and accurate list of all Borrower Products.

     5.15 To the best of Borrower' s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part.

     5.16 Borrower has not received any written notice or claim, from any third party claiming that the operation of the business of Borrower as currently conducted or proposed to be conducted, or that any Borrower Product infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property of any third party.

     5.17 No Intellectual Property or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower's use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof.

     5.18 There is no outstanding or, to the knowledge of Borrower, threatened, dispute or disagreement of which Borrower is aware with respect to any contract, license or agreement between Borrower and any third party related to the Intellectual Property.

     5.19 Borrower has no knowledge that any third party is infringing, misappropriating, diluting or violating any Intellectual Property and no such claims have been brought against any third party by Borrower.

     5.20 Exhibit G is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower maintains Deposit Accounts and
(b) all institutions at which Borrower an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

     5.21 Borrower has no outstanding loans to any employee, officer or director of the Borrower, which exceed with respect to any such employee, officer or director $10,000, nor has Borrower guaranteed the payment of any unpaid loan (which unpaid part exceeds $10,000) made to an employee, officer or director of the Borrower by a third party.

SECTION 6. INSURANCE; INDEMNIFICATION

     6.1 So long as there are any Secured Obligations outstanding, Borrower shall cause to be carried and maintained its current existing insurance policies listed in Exhibit N.

     6.2 Borrower shall deliver to Lender certificates of insurance, which evidence Borrower's compliance with its insurance obligations in Section 6.1, within fifteen (15) days of the Closing Date.

     6.3 Borrower shall indemnify and hold Lender, its officers, directors employees, agents, attorneys, representatives and shareholders harmless from and against any and all costs, expenses, damages and liabilities, including reasonable attorneys' fees and disbursement and other costs of investigation or defense, that may be incurred by Lender as a result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failure to act in connection therewith, or arising out of the disposition or utilization of the Collateral, all of the abovementioned as a result of a third party claim against Lender, excluding in all cases claims resulting solely from
(i) Lender's breach of this Agreement, gross negligence or willful misconduct and (ii) agreements between Lender and a third party to which Borrower is not party, or relationships or legal obligations between Lender and a third party that exist at the election of Lender and not at the request of Borrower (e.g., claims by shareholders of Lender or claims in relation to securitization of the
Loan).

SECTION 7. COVENANTS OF BORROWER

     Borrower covenants and agrees as follows at all times while any of the Secured Obligations remain outstanding:

     7.1 Borrower shall furnish to Lender the Compliance Certificate monthly (in the form attached as Exhibit H) within five (5) business days of the end of each month and financial statements listed hereinafter, each prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments) (the "Financial Statements"):

          (a) as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified, on behalf of the Borrower and not in any personal capacity, by Borrower's Chief Executive Officer or Chief Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP;

          (b) as soon as practicable (and in any event within forty five (45) days) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified, on behalf of the Borrower and not in any personal capacity, by Borrower's Chief Executive Officer or Chief Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP;

          (c) as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unaudited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year;

          (d) as soon as practicable (and in any event within one hundred and twenty (120) days) after the end of each fiscal year, (i) audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower, accompanied by any management report from such accountants (ii) budgets, operating plans and other financial information reasonably requested by Lender, provided and limited to such information, which has already been presented to the board of directors of the Borrower or any committee thereof;

          (e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements, financial materials or financial reports that Borrower has made available to its Board of Directors or common shareholders and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

          (f) promptly, any additional financial information and financial materials reasonably requested by Lender, including without limitation, tax returns, names of principal creditors, reports of adverse developments, management letters, communications with stockholders or directors, press releases and registration statements, provided that Borrower may refuse to provide such information or any other information if (i) Borrower determines that a conflict of interest exists between Borrower and Lender, (ii) the release of such information would cause a violation of any duties of confidentiality to a third party, (iii) the disclosure would result in the waiver of Borrower's attorney client privilege, or (iv) the release of such information to Lender would be injurious to Borrower's business.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194. All Financial Statements required to be delivered pursuant to clauses
(a), (b) and (c) shall be sent via e-mail to pshah@herculestech.com; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (650) 473-9194, attention Chief Credit Officer, referenced Omrix Biopharmaceuticals, Inc.

     7.2 As long as an Event of Default has not occurred and is continuing, Borrower shall be entitled to permit and have certain convertible promissory notes by Borrower to the order of certain of its investors in an aggregate principal amount of up to $2,000,000, maturing not earlier than December 31, 2007, to be secured by Borrower's property pari passu with Lender's security interest, provided the aggregate amount outstanding under this Agreement, at the time such security is provided, is not more than $2,000,000.

     7.3 Borrower shall permit any representative Lender authorizes, including its attorneys and accountants, subject to such representatives first signing non-disclosure agreements in a form acceptable to Borrower, to inspect, examine and make copies and abstracts of the financial books of account and financial records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower's business operations. The parties intend that the rights granted Lender shall constitute ["management rights" within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii),] but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower's management or policies. Lender shall bear all costs related to the aforesaid inspections, meetings and consultations.

     7.4 Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender's Lien on the Collateral, subject to Permitted Liens and subject to and in accordance with the terms of this Agreement. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to carry out more effectively the provisions and purposes of the Loan Documents or the Warrant Agreement or to confirm, perfect, preserve and protect the Liens granted hereby and thereby.

     7.5 Borrower shall protect and defend Borrower's title to the Collateral and Lender's Lien thereon against all Persons claiming any interest adverse to Borrower or Lender (except Persons acting with respect to the Permitted Liens). Borrower shall at all times keep the Collateral and all other property and assets used in Borrower's business or in which Borrower now or hereafter holds any interest free and clear from any legal process (which is not contested in good faith) or Liens whatsoever (except for Permitted Liens), and shall give Lender immediate written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon.

     7.6 Without Lender's prior written consent, Borrower shall not enter into any loan agreement or otherwise borrow money which involves the grant of any security interest (in addition to Existing Liens and except for Permitted Liens) in any of the Borrower's assets except to the extent that such loan or borrowing is subject to and subordinate to Lender's Lien on the Collateral on terms reasonably acceptable to Lender, acceptance or approval of which not to be unreasonably withheld. Notwithstanding the foregoing, Borrower shall be entitled, in the event that an Existing Lien granted by the Borrower (to secure the repayment of a loan or a credit facility which was paid) is released, grant a security interest in the same priority as the released Existing Lien to secure any new or existing loan or credit facility; provided that such new lien shall be limited to the property encumbered by the existing Lien that was so released and the principal amount of the indebtedness does not increase from the amount secured under the Existing Lien that released.

     7.7 Borrower shall maintain and protect its properties, assets and facilities, including its Equipment and Fixtures, in good order and working repair and condition (taking into consideration ordinary wear and tear and obsolescence) and from time to time make or cause to be made all necessary and proper repairs, renewals and replacements thereto and shall competently manage and care for its property in accordance with prudent industry practices.

     7.8 In the event that Borrower or any of its Subsidiaries shall enter into or be a party to any Merger, then Borrower shall, at Lender's request, prepay all Notes and Advances, in which case Borrower shall not be obligated to pay any of the premium prepayment amounts in accordance with Section 2.4 herein.

     7.9 Borrower agrees that, without the prior written consent of Lender, it shall not, (a) repurchase or redeem any class of Borrower's stock other than pursuant to employee, director or consultant repurchase plans or other similar agreements, or (b) other than set forth in subsection 7.9(a) above, declare or pay any cash dividend or make a cash distribution on any class of stock.

     7.10 Upon the request of Lender and at Lender's own cost, Borrower, for itself and on behalf of its Subsidiaries, agrees that during normal business hours and with prior notice and coordination, Borrower shall make the Inventory, Equipment, other Collateral, and books and records concerning Collateral (including software used in Borrower or Subsidiary's business) available to Lender for inspection at the place where Borrower is normally located and shall make all logs and maintenance records pertaining to the Inventory and Equipment available to Lender for inspection. Borrower, for itself and on behalf of its Subsidiaries, shall take all action necessary to maintain such books, records, logs, and maintenance records in a correct and complete fashion.

     7.11 Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower's ownership, possession, use, operation or disposition thereof or upon Borrower's rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

     7.12 Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Lender.

     7.13 Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days' prior written notice to Lender.

     7.14 Borrower shall arrange for automatic debit and corresponding payment to Lender on each Payment Date of all periodic obligations payable to Lender under each Note or Advance. All payments to Lender shall be wired to Lender's bank account at the following address:

               Hercules Technology Growth Capital, Inc.
               C/O Union Bank of California
               400 California Street, 2nd Floor
               San Francisco, CA 94104
               Acct.# 4720023798
               ABA# 122000496

     7.15 Borrower shall not maintain any Deposit Accounts or accounts holding Investment Property except with respect to which Lender has a perfected security interest in each such account

     7.16 Subject to and without derogating from Section 7.6, which Section 7.6 will apply mutatis mutandis to the Guarantors, without Lender's prior written consent, Borrower shall not allow any Guarantor to enter into any loan agreement or otherwise borrow money that involves the grant of a security interest, except Permitted Liens (which definition will apply mutatis mutandis to the Guarantors) in any of the Israeli Assets unless such transaction involves not more than $100,000, and except (i) purchase money security interests that are confined to the Equipment purchased and the proceeds thereof or (ii) security interests in property subordinated to Lender's security interests on terms acceptable to Lender, approval or acceptance of which not to be unreasonably withheld.

SECTION 8. RIGHT TO PURCHASE STOCK

     8.1 Lender shall have the right, in its discretion, to purchase shares of Borrower's securities having an aggregate purchase price of up to One Million U.S. Dollars ($1,000,000.00) in the first Equity Event to occur after the Closing Date and prior to an Initial Public Offering. Such right shall be upon the most favorable terms and conditions afforded to other investors in each such Equity Event (not including any board of directors representation rights, veto rights and any similar rights), provided, however, that if Lender will wish, at any time following such purchase, but before Borrower's Initial Public Offering, to sell or otherwise transfer, directly or indirectly, any or all of such shares purchased by the Lender, it shall be required to offer the Borrower to acquire such shares, and if the Borrower refuses then the Lender may sell or transfer such shares, but on terms not more favorable to the buyer of such shares than the terms offered by the Lender to the Borrower. Notwithstanding the foregoing, the Lender agrees and acknowledges that its rights under this Section 8.1 shall be subject to the participation rights of the other shareholders of Borrower as set forth in
Section 3 to the Investor Rights Agreement among Borrower and its shareholders of December 2004 (which allows, however, the Borrower under certain terms to issue, without triggering the participation rights, up to an aggregate of 3 million shares to obtain bank financing or borrowing). Lender may not assign its rights under this Section 8 without the prior written consent of Borrower, provided no consent shall be necessary for an assignment to an Affiliate of Lender. "Affiliate" means any Person that directly or indirectly owns or controls Lender, any Person that is controlled by or is under common control with Lender, and Lender's officers and directors.

SECTION 9. Reserved

SECTION 10. EVENTS OF DEFAULT

     The occurrence of any one or more of the following events (herein called "Events of Default") shall constitute a default under this Loan Agreement, the Notes, and the other Loan Documents:

     10.1 Borrower defaults in the payment of any principal, interest or other Secured Obligation involving the payment of money under this Agreement, the Notes or any of the other Loan Documents, provided Borrower may cure any default by making such payment within one business day after the receipt of notice from Lender, or

     10.2 Borrower breaches or defaults in the performance of any covenant under this Agreement, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.6, 7.8, 7.9, or Section 7.16) such default continues for more than five (5) business days after the date on which Lender has given notice of such default to Borrower or (b) with respect to a default under Sections 6, 7.6, 7.8, 7.9, or Section 7.16 of this Agreement, such default continues for more than ten (10) days after the earlier of the date on which (i) Borrower has actual knowledge of such default or (ii) Lender has given notice of such default to Borrower, or

     10.3 Any representation or warranty made by Borrower in Section 5 of this Agreement shall have been false or misleading in any material respect when made or furnished;

     10.4 A Material Adverse Effect occurs that is likely to result in a material adverse effect on the ability of Borrower to perform the Secured Obligations in accordance with the terms of this Agreement; or

     10.5 Borrower (a) shall make an assignment for the benefit of creditors; or
(b) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Loan Documents or the Excluded Agreements; or (c) shall file a voluntary petition in bankruptcy; or (d) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (e) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (f) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (g) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); or

     10.6 Either (a) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (b) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (c) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, which is not dismissed within thirty (30) days; or

     10.7 Thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the properties of Borrower without such appointment being vacated; or

     10.8 The occurrence of any default under any Excluded Agreement, (other than any default embodied in or covered by any other clause of this Section 10) and such default continues for more than twenty (20) days after the Lender has given notice of such default to Borrower which is likely to result in a Material Adverse Effect; or

     10.9 Either (a) the occurrence of any default (other than any default embodied in or covered by any other clause of this Section 10), as a result of which the payment of the amount outstanding under any lease, loan, or other agreement or obligation of Borrower involving the borrowing of money is accelerated or declared due before its stated maturity date (due to any default or breach thereunder), which is likely to have a Material Adverse Effect that is likely to result in a material adverse effect on the ability of Borrower to perform the Secured Obligations in accordance with the terms of this Agreement, or (b) the entry of any judgment or arbitration award against Borrower that is likely to have a Material Adverse Effect that is likely to result in a material adverse effect on the ability of Borrower to perform the Secured Obligations in accordance with the terms of this Agreement.

SECTION 11. REMEDIES

     11.1 Upon and during the occurrence of any one or more Events of Default,
(i) Lender shall have the right to terminate its commitment to make any Advances, (ii) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Sections 10.5 or 10.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (iii) Lender may notify any of Borrower's account debtor's to make payment directly to Lender, compromise the amount of any such account on Borrower's behalf and endorse Lender's name without recourse on any such payment for deposit directly to Lender's account. Upon and during the continuance of an Event of Default, the unpaid principal of and accrued interest on the Notes and Advances and all outstanding Secured Obligations shall thereafter bear interest at the Default Rate. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender's rights and remedies shall be cumulative and not exclusive.

     11.2 Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days' prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

          First, to Lender in an amount sufficient to pay in full Lender's costs and professionals' and advisors' fees and expenses as described in
          Section 12.15;

          Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

          Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

     11.3 Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

     11.4 Notwithstanding anything stated to the contrary contained in this Agreement and the Loan Documents, the Borrower's and the Guarantors' total and maximum liability toward Lender for any breach of this Agreement and the Loan Documents, any guaranty of the obligations under this Agreement and the Loan Documents executed by any Person other than Borrower (including without limitation the Guarantees), the covenants or in any case of an Event of Default or otherwise under all such agreements (but expressly excluding from this limit any liability in respect of the Warrant Agreement) shall be limited to the then current outstanding unpaid Loan amount including all unpaid interest accrued thereon plus any expenses due under Section 12.15 plus any amount due on account of Section 6.3.

SECTION 12. MISCELLANEOUS

     12.1 Continuation of Security Interest. This is a continuing Agreement and the grant of a Lien hereunder shall remain in full force and effect and all of the rights, powers and remedies of Lender hereunder shall continue to exist until the Secured Obligations (other than inchoate indemnity obligations) are fully, finally, and indefeasibly paid in Cash and until Lender has executed a written termination statement. Lender shall execute a termination statement immediately upon the full, final, and indefeasible payment in Cash of the Secured Obligations hereunder, reconveying to Borrower, without recourse, the Collateral and all rights conveyed hereby and returning possession of the Collateral to Borrower and taking all necessary actions to remove any of Lender's Liens in the Collateral. Without derogating from Section 11.4 above, the rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

     12.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.3 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial

Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid (provided, that any Advance Request shall not be deemed received until Lender's actual receipt thereof), and shall be addressed to the party to be notified as follows:

          (a) If to Lender:

                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                                Legal Department
                         Attention: Chief Legal Officer
                              525 University Avenue
                                    Suite 700
                               Palo Alto, CA 94301
                             Facsimile: 650-473-9194
                             Telephone: 650-289-3060

          With a copy to:

                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                              Attention: Parag Shah
                               1000 Federal Street
                                   28th Floor
                                Boston, MA 02110
                             Facsimile: 650-330-9131
                             Telephone: 617-330-9100

          (b) If to Borrower:

                    OMRIX BIOPHARMACEUTICALS, INC.
                    MDA Blood Center, Tel Hashomer Hospital
                                Tel Aviv, ISRAEL
              Attention: Michael Burshtine, Chief Financial Officer
                           Facsimile: +972 3 535 02 65
                           Telephone:+972 3 531 65 31

or to such other address as each party may designate for itself by like notice.

     12.4 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender's proposal letter dated February 16, 2005). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by both parties hereto.

     12.5 Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

     12.6 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12.12, 12.13 and 12.14.

     12.7 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     12.8 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the other Party at any time designated, shall be a waiver of any such right or remedy to which such Party is entitled, nor shall it in any way affect the right of that Party to enforce such provisions thereafter.

     12.9 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement until the full repayment of all Notes and Advances.

     12.10 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender's express prior written consent, and any such attempted assignment shall be void and of no effect. Except as set forth in Section 8, above, Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents as set forth in Section 7.12 without prior notice to Borrower; and all of such rights shall inure to the benefit of Lender's successors and assigns; provided, however, that in any such assignment by the Lender to an entity unrelated to Lender where Lender ceases to have authority over the management of this Agreement, the Borrower will be entitled to a prior notice and to pre-pay all or any part of the Secured Obligations without paying any penalty payments per Section 2.4 above. Except as set forth in Section 8, above, Borrower consents to, and the previous sentence does not apply to, the assignment of this Agreement to a bankruptcy proof or special purpose entity or the granting of a security interest in this Agreement, in connection with the financing of Lender's portfolio.

     12.11 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

     12.12 Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12.3, and shall be deemed effective and received as set forth in Section 12.3. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

     12.13 Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, "CLAIMS") ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document or any of the Excluded Agreements. If this jury waiver is for any reason unenforceable, the parties agree that any disputes be resolved by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, to be conducted in Palo Alto, California.

     12.14 Professional Fees. Borrower promises to pay Lender's actually incurred fees and expenses necessary to finalize the loan documentation, up to an aggregate total sum of $100,000, including but not limited to attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys' and other professionals' fees and expenses incurred by Lender after the Closing Date in connection with or related to: collection, or enforcement of the Loan or Collateral. Lender's professional fees and expenses shall include reasonable fees or expenses for Lender's attorneys, accountants, auctioneers, liquidators, appraisers, investment advisors, environmental and management consultants, or experts engaged by Lender in connection with the foregoing. Borrower's promise to pay all of Lender's reasonable professional fees and expenses, as per this
Section 12.15, is part of the Secured Obligations under this Agreement. For the purposes of this Section 12.15, attorneys' fees shall include reasonable fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. All of the foregoing costs and expenses not paid on or before the Closing Date shall be payable with 30 days of written demand by Lender, and if not paid within thirty (30) days of presentation of invoices shall bear interest at the highest applicable Default Rate. Borrower agrees that Lender's written demand need not consist of more detail than a separate line item for each general category of expense and corresponding amount, such as legal fees and costs $100.00, filing fees $100.00, or courier services $100.00, etc.

     12.15 Confidentiality. Lender acknowledges that certain items of Collateral, including, but not limited to trade secrets, source codes, customer lists, and any Financial Statements and any other Borrower's information, which is deemed by the Borrower to be confidential or proprietary in nature, provided pursuant hereto or to which the Lender or its representatives will be exposed, shall constitute proprietary and confidential information of Borrower (the "Confidential Information"). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender's security interest in the Collateral shall be received in the strictest confidence and shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph 12.15 or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information, and has been informed of the confidential nature of such Confidential Information prior to its exposure thereto; (b) if such information is generally available to the public when first disclosed to the Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if legally required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender's counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender's sale, lease, or other disposition of Collateral after default, which Collateral constitutes or is reasonably related to Confidential Information;(g) to any participant or assignee of Lender or any prospective participant or assignee, provided such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents, and provided further that the foregoing proviso shall not preclude Borrower from filing an action or asserting a claim against Lender as a consequence of such disclosure.

     12.16 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an "Assignee"), subject to a ten (10) day prior notice to the Borrower. After such assignment the term "Lender" as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. In addition, in such event, and except in the case of an assignment by Lender pursuant to a securitization transaction, Borrower shall be entitled to prepay the Notes and the Advances plus all interest accrued thereon without the need to pay any prepayment premiums pursuant to Section 2.4.

     12.17 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower's assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

     12.18 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

     12.19 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

     12.20

                             (SIGNATURES TO FOLLOW)

     IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Senior Loan and Security Agreement as of the day and year first above written.

     BORROWER:                          OMRIX BIOPHARMACEUTICALS, INC.


                                        Signature: /s/ Michael Burshtine
                                                   -----------------------------
                                        Print Name:    Michael Burshtine
                                                    ----------------------------
                                        Title: CFO
                                               ---------------------------------

Accepted in Palo Alto, California:

     LENDER:                            HERCULES TECHNOLOGY GROWTH CAPITAL, INC.


                                        Signature: /s/ Scott Harvey
                                                   -----------------------------
                                        Print Name:    Scott Harvey
                                                    ----------------------------
                                        Title: Chief Legal Officer
                                               ---------------------------------

                         Table of Exhibits and Schedules

Exhibit A: Advance Request
           Attachment to Advance Request

Exhibit B: Promissory Note

Exhibit C: Disclosure Schedule

Exhibit D: Name, Locations, and Other Information for Borrower

Exhibit E: Borrower's Patents, Trademarks, Copyrights and Licenses

Exhibit F: Borrower Products

Exhibit G: Borrower's Deposit Accounts and Investment Accounts

Exhibit H: Compliance Certificate

Exhibit I: List of Subsidiaries

Exhibit J: Form of Guaranties

Exhibit K: Existing Liens

Exhibit L: Discount Bank Ltd. Consent

Exhibit M: UCC Financing Statement, Compliance Certificate (including February financial statements) and other Loan Documents

Exhibit N: Insurance Policies

                                    EXHIBIT A

                                 ADVANCE REQUEST

To: Lender:                                           Date: ____________________
    Hercules Technology Growth Capital, Inc.
    525 University Avenue Suite 700
    Palo Alto, CA 94301
    Attention: (650) 473-9194 facsimile

     Omrix Biopharmaceuticals, Inc. ("Borrower") hereby requests from Hercules Technology Growth Capital, Inc. ("Lender") an Advance in the amount of ____________________________________ Dollars ($_____________________.00) on
____________________, _______(the "Advance Date") pursuant to the Senior Loan and Security Agreement between Borrower and Lender (the "Agreement"). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

     (a)  Issue a check payable to Borrower __________

                                       or

     (b)  Wire Funds to Borrower's account __________

          Bank: _________________________________________________
          Address: ______________________________________________
                   ______________________________________________
          ABA Number: ___________________________________________
          Account Number: _______________________________________
          Account Name: _________________________________________

     Borrower hereby represents that the conditions precedent to Advances set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no Material Adverse Effect in Borrower's business or financial condition has occurred; (ii) that the representations and warranties set forth in the Agreement and in the Warrant Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

     Borrower hereby represents that Borrower's corporate status and locations are as set forth in the Attachment to this Advance Request.

     Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

     Executed this ___________ day of ________________________, _____________.

                                        BORROWER: OMRIX BIOPHARMACEUTICALS, INC.


                                        SIGNATURE:
                                                   -----------------------------
                                        TITLE: Chief Executive Officer or
                                               Chief Financial Officer
                                        PRINT NAME:
                                                    ----------------------------

                          ATTACHMENT TO ADVANCE REQUEST

                             Dated: ________________

Borrower hereby represents and warrants to Lender that Borrower's current name and organizational status is as follows:

Name:                     OMRIX BIOPHARMACEUTICALS, INC.

Type of organization:     corporation

State of organization:    Delaware

Organization file number: 2985349

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

Chief Executive Office:       _____________________________________

                              _____________________________________

                              _____________________________________

Principal Place of Business:  _____________________________________

                              _____________________________________

                              _____________________________________

Locations of Collateral:      _____________________________________

                              _____________________________________

                              _____________________________________

                                    EXHIBIT B
                                 PROMISSORY NOTE

$5,000,000.00                                      Advance Date: _______________
                                                   Maturity Date: March 31, 2008

     FOR VALUE RECEIVED, Omrix Biopharmaceuticals, Inc. a Delaware corporation (the "Borrower") hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the "Lender") at 525 University Avenue, Suite 700, Palo Alto, CA. 94301 or such other place of payment as the holder of this Senior Promissory Note (this "Note") may specify from time to time in writing, in lawful money of the United States of America, the principal amount of___________________ Million 00/100 Dollars ($__________________) together with interest at eleven and 45/100 percent (11.45%) per annum based upon a year consisting of twelve (12) months of thirty (30) days each. Each monthly installment shall be due and payable in monthly installments of accrued interest only on the first day of the month after the date of the Advance (the "Interest Only Payment Dates") through October 1, 2005 (the "Interest Only Payment Dates"), followed by equal monthly installments of principal and interested computed on the basis of a thirty (30) month amortization schedule, through March 1, 2008, followed by a final payment (the "Maturity Date Payment") consisting of interest and the balance of the entire unpaid principal outstanding as of the Maturity Date. Each such monthly installment, including the Maturity Date Payment, shall be due and payable on the first calendar day of each month (each, a "Payment Date"), with the Maturity Date Payment being due and payable on April 1, 2008. If any payment for an Advance shall be payable on a day other than a business day, then such payment shall be due and payable on the next succeeding business day. Each Advance shall be repaid in full, together with all interest accrued thereon, on the Maturity Date for said Advance, whether or not the Advance is evidenced by a Note. Amounts repaid on any Loan shall not be reborrowed.

     This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Senior Loan and Security Agreement dated March 31, 2005, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the "Loan Agreement"), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

     In case of a conflict between the terms of this Note and the terms of the Loan Agreement, the Loan Agreement will prevail.

     Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.

     This Note has been negotiated and delivered to Lender and is payable in the State of California. This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

                                        OMRIX BIOPHARMACEUTICALS, INC.


                                        Signature:
                                                   -----------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT C

                               DISCLOSURE SCHEDULE

     This Borrower's Disclosure Schedule is furnished by Borrower to Lender pursuant to the Senior Loan And Security Agreement, dated as of March 31, 2005 by and among Borrower and Lender (the "AGREEMENT").

     The representations and warranties made by the Borrower in the Agreement are qualified by and subject to the exceptions identified in the information set forth in this Disclosure Schedule and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties. The disclosure of any item or information in this Disclosure Schedule shall not be construed as an admission that such item or information is material to the Borrower or any Subsidiary thereof, and any inclusion in this Disclosure Schedule shall expressly not be deemed to constitute an admission, or otherwise imply, that any such item or information is material or creates measures for materiality for the purposes of the Agreement.

     The items and information reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected. Each matter disclosed is arranged in paragraph by reference to the number and letter of the sections, and if applicable, subsection of Article 5 of the Agreement to which it relates, and each of the disclosures shall be deemed to be incorporated by reference into the representations and warranties made in Article 5 of the Agreement. Any information disclosed under any section, subsection, paragraph and clause of this Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section, subsection, paragraph or clause. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

SECTION 5.2

     Omrix Biopharmaceuticals Ltd. has outstanding loans and credit lines with
(i) Magen David Adom, (ii) Israel Discount Bank, and (iii) Bank Hapoalim (collectively, the "Loan and Cradit Agreements"), copies of all such Loan and Credit Agreements were delivered to Lender prior to execution of the Agreement. Omrix Biopharmaceuticals Ltd. has the following liens (copies of all such liens were delivered to Lender prior to execution of the Agreement):

1.   Lien dated December 9, 2001 to Magen David Adom (as amended on July 10,
     2002).

2.   Lien dated October 2, 2000 to Israel Discount Bank (as amended on June 17,
     2002).

3.   Lien dated June 18, 2001 to Bank Hapoalim (Kupat Holim Mehuedet).

4.   Lien dated June 18, 2001 to Bank Hapoalim (Kupat Holim Leumit).

5.   Lien dated July 9, 2001 to Israel Discount Bank.

6.   Lien dated October 27, 2003 to Israel Discount Bank.

     The Loan and Credit Agreements and the Liens listed above require consent of the lenders therein and include certain additional restrictions.

SECTION 5.3

     The Company's subsidiaries are:

COMPANY AND JURISDICTION                  SHAREHOLDER(S)
------------------------                  --------------
Omrix Biopharmaceuticals S.A. (Belgium)   Omrix Biopharmaceuticals Inc.
Omrix Biopharmaceuticals Ltd. (Israel)    Omrix Biopharmaceuticals SA - 100
                                          Shares
Biopex Ltd. (Israel)                      Omrix Biopharmaceuticals SA - 99
                                          Shares
                                          Robert Taub - 1 Share

     The transfer of shares of Omrix Biopharmaceuticals Ltd. is subject to the consent of Discount Bank. In addition capital holders of the Borrower are subject to that certain Stockholders Agreement and Investors Rights Agreement entered into by and among the Borrower and its stockholders and investors, dated as of December 2004. Copies of such agreements including the Borrowers Certificate of Incorporation were delivered to the Lender. Copies of the Borrower's unaudited financial statements for the period ending December 31, 2004, were delivered to the Lender.

SECTION 5.6

     Execution and consummation of the Agreement and the issuance of the Warrant require the approval of the Borrower's Board of Directors and the consent of at least 62.5% of the Borrower's stockholders. Copies of the disclosure schedule attached to the Recapitalization Plan effected by the Borrower on December 2004 was delivered to the Lender.

SECTION 5.8

     See the attached correspondence relating to a dispute with Medimop Medical Projects Ltd. (the Borrower's currently sole manufacturer of devices used to administer the OFS). The Borrower's relationship with Medimop is under discussion. Such relationship may terminate and may result in mutual legal claims relating to the right to manufacture and use by the Borower and Medimop of certain components of the devices used to administer the OFS. See the disclosure in Section 5.9 of these schedules.

     Compliance with laws:

     Environmental Matters - See the attached memorandum providing information with respect to (i) the toxic material permit issued by the Ministry of Environment valid until October 26, 2006 and (ii) submerged tanks at the Company's facility (PFI) at Tel Hashomer Hospital, Kiryat Ono, Israel.

     Possible Limitations on Future Financing:

     The Borrower's Amended and Restated Certificate of incorporation contain provisions requiring the consent of the holders of 62% of the Company's outstanding common stock to create or issue certain securities or create or authorized new debt securities if the Company's aggregate indebtedness would exceed $10 million. The Investor Rights Agreement of the Company provides the parties to that agreement with certain participation rights to purchase securities offered by the Company. In addition the

2005 Convertible Promissory Notes (approx. US$1,967,000 principal amount) also include certain restrictions (section 3) on the ability of the Borrower to receive additional loans. Copies of all such certificates and notes were delivered to the Lender. Such restrictions and other provisions could adversely affect the Borrower's ability to obtain future financing.

SECTION 5.9

     Medimop Medical Projects Ltd., the Company's supplier for the syringe used to administer the Company's fibrin sealant - see additional details above.

     See also section 5.8 above.

SECTION 5.11

     The Borrower did not yet filed the 2003 and 2004 tax return with the US
IRS.

SECTION 5.12

     (i) See the attached list of patents and patent registrations. The Company is also the owner of the mark Crosseal(R) for a fibrin surgical sealant U.S. Registration No. 2,795,937, Canadian registration application no. 1158476.

     (ii) The Company's Intellectual Property Rights are subject to the following Security Interests, rights, options, agreements and licenses:

          (a) Agreement dated October 5, 2000 by and between Prof. Uriel Martinowitz and the Company pursuant to which Dr. Martinowitz is owed certain payments.

          (b) Non-exclusive license dated as of May 1996 for Solvent/Detergent Treated Blood Derived Therapeutic Products granted by the New York Blood Center, Inc. Royalties are payable as described in the amendment dated as of February 25, 2002.

          (c) The Company has granted a worldwide license to Amerharn to sell its fibrinogen column technology for fields of use other than fibrin sealants.

          (d) The Company is engaged in joint development activities with Ethicon, Inc., a subsidiary of Johnson & Johnson, pursuant to a Development Agreement with Ethicon.

               Copies of all such documents mentioned above were delivered to the Lender.

          (e) Omrix Biopharmaceuticals Ltd. received funding from the Israeli Chief Scientist in connection with the research of anti-idiotype therapy. This funding may cause certain restrictions on the ability of Omrix
Biopharmaceuticals Ltd. to sell the technology resulting from the Israeli Chief Scientist funded research and the Israeli R&D Laws.

     (iii) See the correspondence referred to under Section 5.8 with respect to a claim by Medimop Medical Projects Ltd. of alleged misuse of confidential information of Medimop, and the Company's response to such claim.

SECTIONS 5.16, 5.17, AND 5.18

     See attached correspondence with Medimop Medical Projects Ltd.

SECTION 5.20

Lender                                      Principal Terms
------                    --------------------------------------------------
Discount Bank (to         Total credit line of NIS 22,000,000 under
Ltd.)                     different facilities. Covenants: Equity +
                          shareholders loans of no less then NIS 20 million.
                          The use of NIS 13,500,000 out of such credit line
                          is subject to Omrix Biopharmaceuticals Ltd's
                          execution of certain documents.

                          Liens - see Section 5.2 above

Bank Hapoalim (to Ltd.)   Total credit line - NIS 750,000.

                          Liens - see Section 5.2 above

MDA                       Extended supplier credit line of $3,600,000
                          ($3,200,000) to be paid in 2005.

                                    EXHIBIT D

               NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower hereby represents and warrants to Lender that Borrower's current name and organizational status as of the Closing Date is as follows:

     Name: Omrix Biopharmaceuticals, Inc.

     Type of organization: corporation

     State of organization: Delaware

     Organization file number: 2985349

2. Borrower hereby represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

     Name: Omrix Biopharmaceuticals, Inc.

     Used during dates of:

     Type of Organization: corporation

     State of organization: Delaware

     Organization file Number: 2985349

3.   Borrower's fiscal year ends on _________________.

4.   Borrower's federal employer tax identification number is _________________.

5. Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations as of the Closing Date are:

     Chief Executive Office: Chauss'ee de Waterloo, 200 B-1640 Rhode St. Genese
                             Belgium

     Principal Place of Business: Same

     Locations of Collateral:

                                    EXHIBIT E

             BORROWER'S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

Trademark                           Registration/Application No.

Patents                             Registration/Application No.
See Attached

Copyrights                          Registration No.

Licenses
See Disclosure Schedule Exhibit C

                                    EXHIBIT F

                                BORROWER PRODUCTS

Licensed Products

Quixil/Crosseal
Omri - Hep B
Omrigam NF
VIG

Under development (including clinical trials)

WNF
HTVIG
Thrombin stand along
Fleece
FSII

                                    EXHIBIT G

               BORROWER'S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Accounts with the banks indicated below:

HSBC

Account number: 00773540000

Contact info: Amer Daouk- EVP Tel: 33 1 49 52 2324 amer.daouk@hsbcprivatebank.com

Alain Cremades - Account officer Tel: 33 1 49 52 2327 alain.cremades@hsbcrepublic.com

SUNTRUST

Account Number: 0000202971767
Contact Info: 1 800 7886 8787

EXHIBIT H

                             COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.
525 University Avenue
Suite 700,
Palo Alto, CA 94301

     Re: Reference is made to that certain Senior Loan and Security Agreement dated March 31, 2005 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the "Loan Agreement") between Hercules Technology Growth Capital, Inc. ("Hercules") as Lender and Omrix Biopharmaceuticals, Inc. (the "Company") as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

Gentlemen:

     The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provided certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in complete compliance for the period ending ______________ of all required conditions and terms except as noted below. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

         Indicate compliance status by circling Yes/No under "Complies "

REPORTING REQUIREMENT                  REQUIRED           COMPLIES
---------------------                  --------           --------
Interim Financial Statements   Monthly within 30 days     YES / NO
Interim Financial Statements   Quarterly within 45 days   YES / NO
Audited Financial Statements   FYE within 90 days         YES / NO

FINANCIAL COVENANTS                    REQUIRED           COMPLIES
-------------------                    --------           --------
None

ALL OTHER COVENANTS                    REQUIRED           COMPLIES
-------------------                    --------           --------
                                                          YES / NO

REOUIRED EXPLANATIONS FOR NONCOMPLIANCE OF ANY OF THE ABOVE:

________________________________________________________________________________

________________________________________________________________________________

                                        Very Truly Yours,


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT I

                              LIST OF SUBSIDIARIES

Name and Address                  Country of Formation   Location of Each Office
----------------                  --------------------   -----------------------


See Disclosure Schedule Exhibit C

                                    EXHIBIT J

                         FORM OF UNCONDITIONAL GUARANTY

                                    EXHIBIT K

                             LIST OF EXISTING LIENS

                        See Disclosure Schedule Exhibit C

                                    EXHIBIT L

                           DISCOUNT BANK LTD. CONSENT

                      ISRAEL DISCOUNT BANK : ISRAELI TEXT

                             Business Center - South

                                                                      166682.DOC
                                                                   Date: 30/3/05

To
Omrix Biopharmaceuticals Ltd.
Company reg. no. 51-216605-9
(HEREINAFTER, "THE COMPANY")

Dear Sirs,

     Re: Letter of Agreement to create a Floating Charge in the Second Degree in favors of Hercules Technology Growth Capital, INC

Whereas you signed in favors of Israel Discount Bank Ltd. (hereinafter, "the Bank") Debenture/s whereby you created in favors of the Bank, inter alia, a floating charge on all the Company's present and future assets and property of whatsoever nature (hereinafter, "the floating charge in favors of the Bank"), and;

Whereas in accordance with the floating charge in favors of the Bank you undertook inter alia, not to attach and/or charge and/or pledge the Company's assets and property or any part thereof to others without obtaining the Bank's prior written consent, and;

Whereas you requested the Bank's agreement to create a floating charge in the second degree, in an unlimited amount, on all the Company's present and future assets and property of whatsoever nature, in favors of Hercules Technology Growth Capital, INC (hereinafter, "the Investor") as security for a loan in the Omrix Group in an amount of up to 5 million usd which was effected or will be effected by the Investor (hereinafter, "the floating charge in the second degree");

Now, Therefore, the Bank hereby confirms it's agreement that you create the floating charge in the second degree, unlimited in amount, in favors of the Investor, subject to the Bank having preferential rights pursuant to the floating charge in favors of the Bank and/or any other document, with such rights being unconditional and independent of the rights of the Investor.

This Letter of Agreement is also subject to the following conditions:

l. The Bank will be entitled to grant the Company additional credit facilities and/or renew credit facilities, unlimited in amount, which will also be secured by the floating charges favors of the Bank and/or other floating and/or fixed charges which the Company created and/or will create in favor of the Bank, without having to obtain the consent of the

                      ISRAEL DISCOUNT BANK : ISRAELI TEXT


     Investor and the Bank's preferential rights pursuant to the aforementioned Debenture/s will have priority over the rights of the Investor.

2. The Investor will not be entitled to realise any of its rights pursuant to the floating charge in the second degree without obtaining the Bank's prior written consent.

3. The Bank will be entitled to realise any of its rights pursuant to any charge and/or pledge which the Company created in favors of the Bank including the floating charge in the first degree in favors of the Bank, without having to obtain the consent of the Investor and without having to provide any notice whatsoever to the Investor in connection with the aforementioned realisation of the Bank's rights.

4. This Letter of Agreement does not derogate from and/or affect any of the Company's undertakings and/or charges which it created and/or will create in favors of the Bank.

5. This Letter of Agreement is valid until the 30.5.04, inclusive. If until the 30.5.04 the Company has not created a floating charge in the second degree in favors of the Investor then this Letter of Agreement will be considered as cancelled and null and void.

                                        Yours sincerely,


                                        /s/ Authorized Officer
                                        ----------------------------------------
                                        Israel Discount Bank Ltd.
                                        Business Centre - South

cc. Hercules Technology Growth Captial, INC.

                                    EXHIBIT M

                UCC FINANCING STATEMENT AND OTHER LOAN DOCUMENTS

                                    EXHIBIT N

                               INSURANCE POLICIES

                                  See Attached